Exhibit 3.2

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALIGHT GROUP, INC.

FIRST. The name of the corporation is Alight Group, Inc.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 30,001,000. All such shares are to be common stock, with a par value of $0.0001 per share (the “Common Stock”), consisting of (i) 1,000 shares of Class A Common Stock and (ii) 30,000,000 shares of Class C Common Stock. Except as required by applicable law, (x) the holders of Class A Common Stock, as such, shall have exclusive voting power on all matters on which stockholders are entitled to vote and shall be entitled to one vote for each share of Class A Common Stock held of record by such holder and (y) no holder of Class C Common Stock, as such, shall be entitled to any voting rights with respect to such Class C Common Stock.

FIFTH. Unless, and except to the extent that, the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SIXTH. In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Certificate of Incorporation, the board of directors of the corporation (the “Board”) is expressly authorized to make, alter and repeal the bylaws of the corporation, but any bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon.

SEVENTH. A director of the corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither (x) any amendment, modification or repeal of this paragraph SEVENTH nor (y) the adoption of any provision of this Certificate of Incorporation or amendment hereto that is inconsistent with the foregoing sentence of this paragraph SEVENTH shall eliminate, reduce or otherwise adversely affect any right or protection of a director of the corporation in respect of any matter occurring, or any cause of action, suit or claim that, but for the foregoing sentence, would accrue or arise, prior to such amendment, repeal, modification or adoption.

EIGHTH. (a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this paragraph EIGHTH or otherwise. The rights to indemnification and advancement of expenses conferred by this paragraph EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this paragraph EIGHTH, except for proceedings to enforce rights to indemnification and advancement of expenses, the corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this paragraph EIGHTH shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the bylaws of the corporation, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this paragraph EIGHTH by the stockholders of the corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this paragraph EIGHTH, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This paragraph EIGHTH shall not limit the right of the corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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